Exhibit 99.1

 AMCOL International (NYSE: ACO) Reports 60 Percent Increase in First Quarter
              Diluted Earnings Per Share Over 2003 First Quarter

    ARLINGTON HEIGHTS, Ill., April 19 /PRNewswire-FirstCall/ -- AMCOL International Corp. (NYSE: ACO) today reported 2004 first quarter net income of $5.1 million or $0.16 per diluted share, compared with $2.9 million or $0.10 per diluted share in the same prior-year period. Net sales rose 28 percent to $102.0 million for the period ended March 31, 2004, compared to $79.5 million for the period in 2003.
    Larry Washow, AMCOL president and chief executive officer said, "We are pleased that the first quarter of the new year continued our growth across the Company. Our mineral and environmental segments show double-digit increases in both revenues and operating profit. Growth for the quarter was broad-based across geographic locations and product portfolios, highlighted by strong sales in our minerals segment and excellent European environmental sales."
    Washow noted, "Stronger foreign currencies, primarily the Euro and British Pound, contributed approximately $0.01 per share of the increase in earnings. Recent acquisitions also accounted for approximately $0.01 per share of earnings."

    SEGMENT DISCUSSIONS

    Minerals
    The minerals segment, which accounted for approximately 63 percent of AMCOL's consolidated net sales for the first quarter of 2004, reported a sales increase of 28 percent, and an operating profit increase of 51 percent over the prior-year period.
    Washow said, "The first quarter results demonstrate our continued success in growing key areas of our business. Our Metalcasting Products Group, 45 percent of the mineral segment's sales, showed improvement as sales of both traditional product lines and our briquette product line drove top-line revenue growth for our minerals segment. Several of our Asia Pacific mineral operations performed very well in the first quarter, due to the rise in the Asian foundry sector. Our Pet Products Group had strong bulk and packaged product sales. Our Specialty Minerals Group also had a good quarter with our U.K.-based detergent business continued its strong performance and the health & beauty business operating results improved this quarter due to the acquisition completed at the end of 2003."

    Environmental
    AMCOL's environmental segment, which accounted for 31 percent of the Company's consolidated net sales for the first quarter of 2004, reported a 35 percent increase in sales and a 29 percent increase in operating profit in year-over-year comparisons for the first quarter.
    Washow commented, "In the past, the first quarter has been slow for our environmental segment. With our current globalization strategy in place our European environmental business remains focused on controlled and sustainable growth leading this segment's sales for the quarter. The acquisition of Linteco also added to our top-line growth."
    Washow continued, "In our domestic businesses, the Building Materials Group continued to perform well. The Lining Technologies Group has maintained its leading position in the domestic market and continues to concentrate on new lining opportunities. Our Water Treatment Group is starting to see the synergistic effect derived from the LaFayette Well Testing acquisition in terms of combined services on several projects."

    Transportation
    AMCOL's transportation segment, which accounted for 9 percent of the Company's consolidated net sales, including inter-segment shipping revenue, reported a 6 percent increase in sales, and a 3 percent increase in operating profit for the 2004 first quarter.
    Washow noted, "High demand and equipment utilization contributed to our transportation segment's first quarter sales, but continued increases in fuel costs adversely impacted margins and operating profit."

    FINANCIAL OVERVIEW
    Long-term debt amounted to $29.7 million at March 31, 2004 compared to $9.0 million at December 31, 2003. Debt represented 14 percent of total capitalization at March 31, 2004, compared to 5.1 percent at December 31, 2003. Cash and cash equivalents were $10.4 million at March 31, 2004 compared with $13.5 million at the end of 2003.
    General, selling and administrative expenses were $17.3 million in the 2004 first quarter, an increase of $3.0 million or 21 percent, over the 2003 period. Expenses were higher primarily due to increased compensations and benefit costs. Selling and administrative expenses associated with businesses acquired during the first quarter of 2004 also contributed to the increase.
    The weighted average number of common and common equivalent shares of 31.0 million increased by approximately 1.2 million shares, or approximately 4 percent, from March 31, 2003.
    During the first quarter of 2004, the Company repurchased approximately 12,000 shares of its common stock at an aggregate cost of $196,300, or an average price of $15.83 per share. Approximately $3.5 million remains available in the stock repurchase program approved by the Board of Directors in May 2002.
    AMCOL's financial condition at March 31, 2004 included working capital of approximately $106.5 million and a current ratio of 3.0-to-1 compared to approximately $91.9 million and a ratio of 3.0-to-1 at December 31, 2003.

    This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission.

    AMCOL International, headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com . AMCOL's first quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.


                         AMCOL INTERNATIONAL CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                (In thousands, except share and per share amounts)


                                                   Three months ended
                                                       March 31,
                                                2004                    2003

    Net sales                                $101,967                 $79,467
    Cost of sales                              77,431                  60,843

       Gross profit                            24,536                  18,624

    General, selling and administrative
     expenses                                  17,296                  14,294

       Operating profit                         7,240                   4,330

    Other income (expense):
       Interest expense, net                      (79)                    (80)
       Other income, net                           43                      32
                                                  (36)                    (48)
       Income before income taxes and
        equity in income of joint ventures      7,204                   4,282

    Income taxes                                2,269                   1,455
       Income before equity in income
        of joint ventures                       4,935                   2,827

    Income from joint ventures                    148                     103

       Net income                              $5,083                  $2,930



    Weighted average common shares
     outstanding                           29,092,656              27,994,263
    Weighted average common and common
     equivalent shares outstanding         30,986,319              29,746,227

    Basic earnings per share                    $0.17                   $0.10

    Diluted earnings per share                  $0.16                   $0.10

    Dividends declared per share               $0.070                  $0.030


                         AMCOL INTERNATIONAL CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                      (In thousands, except share amounts)

                                                 March 31,        December 31,
                                                    2004              2003
    ASSETS

    Cash                                           $10,419           $13,525
    Accounts receivable, net                        76,948            60,997
    Inventories                                     51,234            46,182
    Income tax receivable                            8,097             8,445
    Other current assets                            12,790             9,147

        Total current assets                       159,488           138,296

    Property, plant, equipment and
     mineral rights                                 88,055            86,996

    Investments in and advances to joint
     ventures                                       13,166            13,068
    Intangible assets                               16,939             6,978
    Other long-term assets                          14,255            13,439

                                                  $291,903          $258,777

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Notes payable                                   $1,231              $844
    Accounts payable                                25,130            20,365
    Accrued liabilities                             26,627            25,162

        Total current liabilities                   52,988            46,371

    Long-term debt                                  29,712             9,006

    Minority interest in subsidiaries                  118               116
    Other long-term obligations                     19,237            18,386

                                                    19,355            18,502

    Stockholders' equity                           189,848           184,898

                                                  $291,903          $258,777
    Common shares outstanding
     at the end of the period                   29,281,608        29,107,746


                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

                                 (In thousands)

                                                      Three Months Ended
                                                           March 31,
                                                     2004              2003

    Cash flows from operating activities:
       Net income                                   $5,083            $2,930
       Adjustments to reconcile net
        income to net cash used in operating
        activities:
          Depreciation, depletion, and
           amortization                              5,091             4,492
          Increase in current assets               (18,236)           (8,464)
          Increase in noncurrent assets             (1,408)             (863)
          Increase (decrease) in current
           liabilities                               2,783            (2,833)
          Increase (decrease) in
           noncurrent liabilities                      824              (139)
          Other                                        799               136


          Net cash used in operating activities     (5,064)           (4,741)

    Cash flows from investing activities:
       Acquisition of land, depreciable
        and intangible assets                       (1,566)           (3,489)
       Acquisitions, net of cash acquired          (13,221)                -
       Other                                           770               115

          Net cash used in investing activities    (14,017)           (3,374)

    Cash flows from financing activities:
       Net change in outstanding debt               17,138             4,171
       Dividends paid                               (2,047)             (841)
       Proceeds from exercise of stock options         504               528
       Purchases of treasury stock                    (196)             (315)

          Net cash provided by financing
           activities                               15,399             3,543

    Effect of foreign currency rate changes on cash    576              (857)

    Net decrease in cash and cash equivalents       (3,106)           (5,429)

    Cash and cash equivalents at beginning of
     period                                         13,525            15,597

    Cash and cash equivalents at end of period     $10,419           $10,168


               AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES

                         SEGMENT RESULTS (unaudited)

                                (In thousands)


    MINERALS             Three months ended March 31,
                           2004              2003            2004 vs. 2003
                                                          $ Change  % Change

    Product sales     59,117            $46,061
    Shipping revenue   4,938              4,116
    Net sales         64,055    100.0%   50,177   100.0%    13,878    27.7%
    Cost of
     sales-product    46,514             36,611
    Cost of
     sales-shipping    4,938              4,116
    Cost of sales     51,452     80.3%   40,727    81.2%
        Gross profit  12,603     19.7%    9,450    18.8%     3,153    33.4%
    General, selling
     and
     administrative
     exp.              5,168      8.1%    4,533     9.0%       635    14.0%
        Operating
         profit       $7,435     11.6%   $4,917     9.8%     2,518    51.2%


    ENVIRONMENTAL        Three months ended March 31,
                           2004              2003            2004 vs. 2003
                                                          $ Change  % Change

    Product sales    $30,067            $21,953
    Shipping revenue   1,700              1,536
    Net sales         31,767    100.0%   23,489   100.0%     8,278    35.2%
    Cost of
     sales-product    19,171             13,757
    Cost of
     sales-shipping    1,700              1,536
    Cost of sales     20,871    65.7%    15,293    65.1%
        Gross profit  10,896    34.3%     8,196    34.9%     2,700    32.9%
    General, selling
     and
     administrative
     exp.              7,817    24.6%     5,813    24.7%     2,004    34.5%
        Operating
         profit       $3,079     9.7%    $2,383    10.1%       696    29.2%



    TRANSPORTATION        Three months ended March 31,
                           2004              2003            2004 vs. 2003
                                                          $ Change  % Change

    Net sales         $9,332   100.0%    $8,797   100.0%       535     6.1%
    Cost of sales      8,295    88.9%     7,819    88.9%
        Gross profit   1,037    11.1%       978    11.1%        59     6.0%
    General, selling
     and
     administrative
     exp.                651     7.0%       602     6.8%        49     8.1%
        Operating
         profit         $386     4.1%      $376     4.3%        10     2.7%


    CORPORATE             Three months ended March 31,
                           2004              2003            2004 vs. 2003
                                                          $ Change  % Change

    Intersegment
     shipping
     revenues        $(3,187)           $(2,996)
    Intersegment
     shipping
     costs            (3,187)            (2,996)
        Gross profit       -                  -
    General, selling
     and
     administrative
     exp.              2,746              2,318                428    18.5%
    Nanocomposites       914              1,028               (114)  -11.1%
        Operating
         loss        $(3,660)           $(3,346)              (314)   -9.4%

SOURCE  AMCOL International Corp.
    -0-                             04/19/2004
    /CONTACT: Jennifer Melsheimer, Investor Relations Manager of AMCOL International Corp., +1-847-394-8730/
    /Web site:  http://www.amcol.com /
    (ACO)

CO:  AMCOL International Corp.
ST:  Illinois
IN:  MNG CHM ENV
SU:  ERN CCA